--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 10, 2003


                         SOUTHERN MICHIGAN BANCORP, INC.
             (Exact name of registrant as specified in its charter)


-------------------------------  -----------------------  ---------------------
             MICHIGAN                    2-78178               38-2407501
(State or other jurisdiction of   (Commission File No.)      (IRS Employer
         incorporation)                                    Identification No.)
-------------------------------  -----------------------  ---------------------

                 51 WEST PEARL STREET, COLDWATER, MICHIGAN 49036
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (517) 279-5500

--------------------------------------------------------------------------------

ITEM 9.  REGULATION FD DISCLOSURE.

         On March 10, 2003, the Registrant mailed a Proxy Statement and an annual report to its shareholders for its 2003 annual meeting of shareholders to be held on April 21, 2003. Attached to the annual report is certain financial information (a copy of which is attached to this Item 9 as Annex A) and management's discussion and analysis (a copy of which is attached to this Item 9 as Annex B) which is typically included in the Registrant's annual report to shareholders on Form 10-K. The financial information and management's discussion and analysis are furnished pursuant to Regulation FD and shall not be deemed "filed" with the Commission or otherwise be subject to the liabilities of
Section 18 of the Securities Exchange Act of 1934, as amended.

SOUTHERN MICHIGAN BANCORP, INC.
REPORT OF INDEPENDENT AUDITORS

                                     ANNEX A

                              [CROWE CHIZEK LOGO]


Shareholders and Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan


We have audited the accompanying consolidated balance sheets of Southern Michigan Bancorp, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Michigan Bancorp, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note A, during 2002 the Company adopted new accounting guidance for goodwill and intangible assets.





South Bend, Indiana
February 5, 2003, except for
  Note N and Q, as to which
  the date is February 17, 2003

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares)



                                                                                   December 31,
                                                                                2002          2001
                                                                              ----------------------
ASSETS
Cash                                                                          $   3,642    $   3,448
Due from banks                                                                   15,645       19,984
                                                                              ----------------------
     Cash and cash equivalents                                                   19,287       23,432
Securities available for sale                                                    48,811       61,531
Loans held for sale, net of valuation of --0- in 2002 & 2001                      1,083        1,863
Loans, net of allowance for loan losses $3,512 - 2002 ($2,065 -- 2001)          230,654      208,607
Premises and equipment, net                                                       7,137        7,868
Accrued interest receivable                                                       2,118        2,310
Net cash surrender value of life insurance                                        6,472        6,015
Goodwill                                                                            620          620
Other intangible assets                                                             150          189
Other assets                                                                      4,351        4,661
                                                                              ----------------------
     TOTAL ASSETS                                                             $ 320,683    $ 317,096
                                                                              ======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Non-interest bearing                                                 $  42,462    $  40,515
         Interest bearing                                                       219,927      220,568
                                                                              ----------------------
              Total deposits                                                    262,389      261,083
     Accrued expenses and other liabilities                                       4,197        4,355
     Federal funds purchased                                                      5,000            -
     Other borrowings                                                            22,606       24,588

Common stock subject to repurchase obligation in
  Employee Stock Ownership Plan, shares outstanding -- 104,841 in 2002
  (98,549 in 2001)                                                                1,618        1,523

Shareholders' equity
     Preferred stock, 100,000 shares authorized; none issued or outstanding
     Common stock, $2.50 par value:
         Authorized - 4,000,000 shares
         Issued -- 1,864,046 shares in 2002 (1,920,651 in 2001)
         Outstanding -- 1,759,205 shares in 2002 (1,822,102 in 2001)              4,398        4,555
     Additional paid-in capital                                                   8,752        9,652
     Retained earnings                                                           11,366       11,528
     Accumulated other comprehensive income, net                                    793          400
     Unearned Employee Stock Ownership Plan shares                                 (436)        (588)
                                                                              ----------------------
         TOTAL SHAREHOLDERS' EQUITY                                              24,873       25,547
                                                                              ----------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 320,683    $ 317,096
                                                                              ======================


See accompanying notes to consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands, except number of shares and per share data)



                                                                                     Accumulated
                                                                                        Other
                                                           Additional               Comprehensive   Unearned
                                                Common       Paid-In     Retained       Income        ESOP
                                                 Stock       Capital     Earnings    (Loss), Net     Shares       TOTAL
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                     $  4,597     $  8,421     $  7,949      $  (389)      $ (588)    $  19,990

Net income for 2000                                                         3,375                                   3,375
Cash dividends declared - $.70 per share                                   (1,360)                                 (1,360)
Common stock repurchased and
  retired (28,757 shares)                           (72)        (808)                                                (880)
Change in common stock subject
  to repurchase                                      53        2,459                                                2,512
Net change in unrealized gain (loss) on
  available for sale securities, net of tax                                                574                        574
                                               --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                      4,578       10,072        9,964          185         (588)       24,211

Net income for 2001                                                         2,744                                   2,744
Cash dividends declared - $.61 per share                                   (1,180)                                 (1,180)
Common stock repurchased and
  retired (19,851 shares)                           (50)        (348)                                                (398)
Change in common stock subject
  to repurchase                                      27          (72)                                                 (45)
Net change in unrealized gain (loss) on
  available for sale securities, net of tax                                                215                        215
                                               --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                      4,555        9,652       11,528          400         (588)       25,547

Net income for 2002                                                         1,033                                   1,033
Cash dividends declared - $.64 per share                                   (1,195)                                 (1,195)
Common stock repurchased and
  retired (56,605 shares)                          (142)        (763)                                                (905)
Change in common stock subject
  to repurchase                                     (15)         (80)                                                 (95)
Tax effect of benefit plan                                        30                                                   30
Reduction of ESOP obligation                                     (87)                                   152            65
Net change in unrealized gain (loss) on
  available for sale securities, net of tax                                                393                        393
                                               --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                   $  4,398     $  8,752     $ 11,366      $   793       $ (436)    $  24,873
                                               ==========================================================================


See accompanying notes to consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share data)



                                                                            Year ended December 31,
                                                                     2002            2001           2000
                                                                  ------------------------------------------
Interest income:
     Loans, including fees                                        $    16,437    $    18,466     $    20,102
     Securities:
         Taxable                                                        1,365          2,360           2,212
         Tax-exempt                                                       950            862             908
                                                                  ------------------------------------------
                                                                        2,315          3,222           3,120
     Other                                                                  2             36              23
                                                                  ------------------------------------------
         Total interest income                                         18,754         21,724          23,245
Interest expense:
     Deposits                                                           4,532          7,895           8,912
     Other                                                              1,915          1,750           1,785
                                                                  ------------------------------------------
         Total interest expense                                         6,447          9,645          10,697
                                                                  ------------------------------------------
NET INTEREST INCOME                                                    12,307         12,079          12,548
Provision for loan losses                                               2,671          1,250             700
                                                                  ------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                     9,636         10,829          11,848

Non-interest income:
     Service charges on deposit accounts                                1,436          1,062           1,102
     Trust fees                                                           593            565             535
     Net securities gains (losses)                                          4            529              (3)
     Net gains on loan sales                                            1,442          1,161             533
     Earnings on life insurance assets                                    270            253             247
     Loss on viatical settlement contracts                               (283)             -               -
     Other                                                                393            367             514
                                                                  ------------------------------------------
                                                                        3,855          3,937           2,928
Non-interest expense:
     Salaries and employee benefits                                     6,255          5,275           4,803
     Occupancy, net                                                       846            749             720
     Equipment                                                          1,261          1,195           1,040
     Printing, postage and supplies                                       391            413             409
     Advertising and marketing                                            208            316             271
     Professional and outside services                                  1,064            690           1,032
     Amortization of goodwill                                               -             63              63
     Amortization of other intangibles                                     39            131              56
     Other                                                              2,276          2,315           1,828
                                                                  ------------------------------------------
                                                                       12,340         11,147          10,222
                                                                  ------------------------------------------
Income before income taxes                                              1,151          3,619           4,554
Federal income taxes                                                      118            875           1,179
                                                                  ------------------------------------------
NET INCOME                                                              1,033          2,744           3,375
Other comprehensive income:
     Unrealized gains on securities arising during the year               600            854             866
     Reclassification adjustment for accumulated  (gains) losses
     included in net income                                                (4)          (529)              3
     Tax effect                                                          (203)          (110)           (295)
                                                                  ------------------------------------------
     Other comprehensive income                                           393            215             574
                                                                  ------------------------------------------

COMPREHENSIVE INCOME                                              $     1,426    $     2,959     $     3,949
                                                                  ==========================================

BASIC AND DILUTED EARNINGS PER COMMON SHARE                       $       .55    $      1.43     $      1.75
                                                                  ==========================================




See accompanying notes to consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)



                                                                                  Year ended December 31,
                                                                            2002            2001           2000
                                                                         ------------------------------------------
OPERATING ACTIVITIES
     Net income                                                          $     1,033    $     2,744     $     3,375
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses                                             2,671          1,250             700
         Depreciation                                                            918            900             741
         Net amortization of investment securities                               350            121              45
         Net securities (gains) losses                                            (4)          (529)              3
         Loans originated for sale                                           (68,285)       (55,835)        (18,805)
         Proceeds on loans sold                                               70,507         56,157          19,305
         Net gains on loan sales                                              (1,442)        (1,161)           (533)
         Net realized (gain) loss on disposal of fixed assets                     24              8             (25)
         Earnings on life insurance assets                                      (270)          (253)           (247)
         Loss on viatical settlement contracts                                   283              -               -
         Amortization of goodwill                                                  -             63              63
         Amortization of other intangible assets                                  39            131              56
         Reduction of obligation under ESOP                                       65              -               -
         Net change in:
              Accrued interest receivable                                        192            752            (620)
              Other assets                                                       137           (879)         (1,679)
              Accrued expenses and other liabilities                            (150)         1,447             (13)
                                                                         ------------------------------------------
         Net cash from operating activities                                    6,068          4,916           2,366

INVESTING ACTIVITIES
     Activity in available-for-sale securities:
         Proceeds from sales                                                     254         12,559             997
         Proceeds from maturities and calls                                   26,110         22,570          12,731
         Purchases                                                           (13,394)       (44,452)        (10,153)
     Purchase of life insurance                                                 (470)            28              (9)
     Loan originations and payments, net                                     (24,718)         1,428         (21,737)
     Proceeds from sale of premises and equipment                                 59             15             206
     Additions to premises and equipment                                        (270)        (1,172)         (1,836)
                                                                         ------------------------------------------
         Net cash from investing activities                                  (12,429)        (9,024)        (19,801)

FINANCING ACTIVITIES
     Net change in deposits                                                    1,306         15,653          12,127
     Net change in federal funds purchased                                     5,000         (4,000)          4,000
     Proceeds from other borrowings                                            1,170          1,000          10,000
     Repayments of other borrowings                                           (3,152)        (2,000)              -
     Cash dividends paid                                                      (1,203)        (1,204)         (1,369)
     Repurchase of common stock                                                 (905)          (398)           (880)
                                                                         ------------------------------------------
         Net cash from financing activities                                    2,216          9,051          23,878
                                                                         ------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                       (4,145)         4,943           6,443
Beginning cash and cash equivalents                                           23,432         18,489          12,046
                                                                         ------------------------------------------
ENDING CASH AND CASH EQUIVALENTS                                         $    19,287    $    23,432     $    18,489
                                                                         ==========================================

Cash paid for interest                                                         6,504    $     9,825     $    10,687
Cash paid for income taxes                                                       925          1,102             965


See accompanying notes to consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND INDUSTRY SEGMENTS: Southern Michigan Bancorp, Inc. is a bank holding company. The Company's business is concentrated in the banking industry segment. The business of commercial and retail banking accounts for more than 90% of its revenues, operating income and assets. While the Company's chief decision makers monitor the revenue stream of various company products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated into one operating segment. The Bank offers individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the southern Michigan communities in which the Bank is located and in areas immediately surrounding these communities. The Bank grants commercial and consumer loans to customers. The majority of loans are secured by business assets, commercial real estate, and consumer assets. There are no foreign loans. SMB Mortgage Company was established in August 2000 as a wholly-owned subsidiary of the Bank. All residential real estate loans are transacted through this subsidiary. The majority of loans are secured by residential real estate.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Southern Michigan Bancorp, Inc. (the Company) and its wholly owned subsidiary, Southern Michigan Bank & Trust (the Bank) and its wholly-owned subsidiary, SMB Mortgage Company, after elimination of significant intercompany balances and transactions.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, deferred income tax provisions, fair values of securities and other financial instruments and the actuarial present value of pension benefit obligations, net periodic pension expense and accrued pension costs.

SECURITIES: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss and shareholders' equity, net of tax. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk, and other factors.

Premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS HELD FOR SALE: Loans held for sale are reported at the lower of cost or market value in the aggregate. Net unrealized losses are recorded in a valuation allowance by charges to income.

LOANS: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection. All interest accrued but not received for these loans is reversed against interest income. Payments received on such loans are reported as principal reductions until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest contractually due are brought current and future payments are reasonably assured.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE A -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, management estimates the allowance balance based on past loan loss experience, nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, information in regulatory examination reports, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally using accelerated methods over their estimated useful lives. These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur. Major improvements are capitalized. Land is carried at cost.

MORTGAGE SERVICING RIGHTS: Mortgage servicing rights represent both purchased rights and the allocated value of mortgage servicing rights retained on loans sold. Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues.

Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable assets. Upon adopting new accounting guidance on January 1, 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. The effect on net income of ceasing goodwill amortization in 2002 was an increase of $42,000.

Other intangible assets consist of core deposit intangible assets arising from branch acquisitions. They are initially measured at fair value and then are amortized on the straight line method over their estimated useful lives, which is 10 years.

OTHER REAL ESTATE: Other real estate was $1,016,000 and $1,406,000 at December 31, 2002 and 2001 and is included in other assets. Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are initially recorded at the lower of the loan balance or fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and real estate is carried at fair value less estimated cost of disposal. Expenses, gains and losses on disposition, and changes in any valuation allowance are reported in other expense.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE A -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK COMPENSATION: Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock Based Compensation. Stock options were not granted until 2001 and as such, disclosures are excluded for prior periods.

                                                           2002            2001
                                                           ----            ----
Net income as reported                                $      1,033     $      2,744
Deduct: stock based compensation expense
  determined under fair value based method                      (1)              (9)
                                                      ------------     ------------
Pro forma net income                                  $      1,032     $      2,735

Basic earnings per share as reported                           .55            1.43
Pro forma basic earnings per share                             .55            1.42

Diluted earnings per share as reported                         .55            1.43
Pro forma diluted earnings per share                           .55            1.42

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                          2002           2001
                                          ----           ----
Risk-free interest rate                    N/A            5.00%
Expected option life                       N/A            6.00 years
Expected stock price volatility            N/A           19.04%
Dividend yield                             N/A            3.95%

COMPANY OWNED LIFE INSURANCE: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its net cash surrender value, or the amount that can be realized.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EARNINGS AND DIVIDENDS PER COMMON SHARE: Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share reflects the dilutive effect of any additional potential common shares. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issue of the financial statements.

CASH FLOW INFORMATION: For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents. The Company reports net cash flows for customer loan and deposit transactions and short term borrowings with a maturity of 90 days or less.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income includes the net change in unrealized gains and losses on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE A -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect such estimates. The fair value estimates of existing on-and off- balance-sheet financial instruments does not include the value of anticipated future business or values of assets and liabilities not considered financial instruments.

CONCENTRATIONS OF CREDIT RISK: The Company grants commercial, real estate and installment loans to customers mainly in Southern Michigan. Commercial loans include loans collateralized by commercial real estate, business assets and agricultural loans collateralized by crops and farm equipment. Commercial, financial and agricultural loans make up approximately 65% of the loan portfolio and the loans are expected to be repaid from cash flow from operations of businesses. Residential mortgage loans make up approximately 28% of the loan portfolio and are collateralized by mortgages on residential real estate. Consumer loans make up approximately 7% of the loan portfolio and are primarily collateralized by consumer assets.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit issued to meet customer needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS: New accounting standards for asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishments of debt were issued in 2002. Management has determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. While management does not believe there are such matters that will have a material effect on the consolidated financial statements as of December 31, 2002, the Bank is defending legal counterclaims in excess of $5,000,000.

RECLASSIFICATIONS: Some items in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE B -- BASIC AND DILUTED EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators of basic and diluted earnings per common share for the years ended December 31, 2002, 2001 and 2000 is presented below:

                                                                            2002            2001           2000
                                                                            ----            ----           ----
BASIC EARNINGS PER COMMON SHARE

     Net income (in thousands)                                           $     1,033    $     2,744     $     3,375
                                                                         ==========================================

     Weighted average common shares outstanding                            1,877,990      1,937,844       1,947,384

     Less:  Unallocated ESOP shares                                          (11,430)       (15,400)        (15,400)
                                                                         ------------------------------------------

     Weighted average common shares outstanding for basic
       earnings per common share                                           1,866,560      1,922,444       1,931,984
                                                                         ==========================================

     Basic earnings per common share                                     $       .55    $      1.43     $      1.75
                                                                         ==========================================

DILUTED EARNINGS PER COMMON SHARE

     Net income (in thousands)                                           $     1,033    $     2,744     $     3,375
                                                                         ==========================================

     Weighted average common shares outstanding for basic
       earnings per common share                                           1,866,560      1,922,444       1,931,984

     Add:  Dilutive effects of assumed exercises of stock options                264            121               -
                                                                         ------------------------------------------

     Average shares and dilutive potential
       of common shares outstanding                                        1,866,824      1,922,565       1,931,984
                                                                         ==========================================

     Diluted earnings per common share                                   $       .55    $      1.43     $      1.75
                                                                         ==========================================

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE C -- SECURITIES

Year end investment securities were as follows (in thousands):

                                                                                            GROSS          GROSS
                                                                            FAIR         UNREALIZED     UNREALIZED
AVAILABLE FOR SALE, 2002                                                    VALUE           GAINS         LOSSES
                                                                         ------------------------------------------
U.S. Treasury and Government agencies                                    $    16,103    $       401     $         -
States and political subdivisions                                             27,505            722              (5)
Corporate securities                                                           3,288             70               -
Mortgage-backed securities                                                       532             13               -
                                                                         ------------------------------------------
Total debt securities                                                         47,428          1,206              (5)
Equity securities                                                              1,383              -               -
                                                                         ------------------------------------------
TOTAL                                                                    $    48,811    $     1,206     $        (5)
                                                                         ===========================================



                                                                                            GROSS          GROSS
                                                                            FAIR         UNREALIZED     UNREALIZED
AVAILABLE FOR SALE, 2001                                                    VALUE           GAINS         LOSSES
                                                                         ------------------------------------------
U.S. Treasury and Government agencies                                    $    21,476    $       324     $        (4)
States and political subdivisions                                             30,322            293             (69)
Corporate securities                                                           4,445             35               -
Mortgage-backed securities                                                     1,495             22               -
                                                                         ------------------------------------------
Total debt securities                                                         57,738            674             (73)
Equity securities                                                              3,793              4               -
                                                                         ------------------------------------------
Total                                                                    $    61,531    $       678     $       (73)
                                                                         ===========================================

Included above for 2001, are $4,033,000 in floating rate securities that are putable on a weekly basis.

Sales of available for sale securities were (in thousands):

                                                                            2002            2001           2000
                                                                         ------------------------------------------
         Proceeds                                                        $       254    $    12,559     $       997
         Gross gains                                                               4            573               1
         Gross losses                                                              -            (44)             (4)

Contractual maturities of debt securities at year-end 2002 were as follows (in thousands). Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         FAIR
                                                         VALUE
                                                         -----
         Due in one year or less                      $     7,581
         Due from one to five years                        33,188
         Due from five to ten years                         4,191
         Due after ten years                                1,936
         Mortgage-backed securities                           532
                                                      -----------
                                                      $    47,428
                                                      ===========

Securities with a carrying value of $8,072,000 and $13,047,000 were pledged as collateral for public deposits and for other purposes in 2002 and 2001.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE C -- SECURITIES (CONTINUED)

Except as indicated, total securities of any state (including all its political subdivisions) were less than 10% of shareholders' equity. At year-end 2002 and 2001, the market value of securities issued by the state of Michigan and all its political subdivisions totaled $10,358,000 and $10,563,000, respectively.


NOTE D -- LOANS

Loans at year-end were as follows (in thousands):

                                                     2002           2001
                                                 ---------------------------
         Commercial                              $   152,500     $   130,903
         Consumer                                     15,548          22,118
         Real estate mortgage                         66,118          57,651
                                                 ---------------------------
                                                     234,166         210,672
         Less allowance for loan losses               (3,512)         (2,065)
                                                 ---------------------------
         LOANS, NET                              $   230,654     $   208,607
                                                 ===========================

Certain directors and executive officers of the Company and the Bank, including their associates and companies in which they are principal owners, were loan customers of the Bank. The following is a summary of loans (in thousands) exceeding $60,000 in the aggregate to these individuals and their associates. Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.

                                                       2002           2001
                                                   ---------------------------
         Balance at January 1                      $     3,812     $     4,113
         New loans, including renewals                   6,736           6,294
         Repayments                                     (6,401)         (6,341)
         Other changes, net                                326            (254)
                                                   ---------------------------
         BALANCE AT DECEMBER 31                    $     4,473     $     3,812
                                                   ===========================

The unpaid principal balance of mortgage loans serviced for others, which are not included on the consolidated balance sheet, was $24,928,000 and $46,690,000 at December 31, 2002 and 2001, respectively.

Activity for capitalized mortgage servicing rights was as follows (in thousands):

                                          2002            2001           2000
                                       ------------------------------------------
         Balance at January 1            $     424      $     780       $     796
         Additions                               -              -             184
         Amortized to expense                 (255)          (356)           (200)
                                       ------------------------------------------
         BALANCE AT DECEMBER 31          $     169      $     424       $     780
                                       ==========================================

No valuation allowance for capitalized mortgage servicing rights was necessary at December 31, 2002, 2001 or 2000.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE E -- ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 were as follows (in thousands):

                                               2002            2001           2000
                                            ------------------------------------------
         Balance at January 1               $     2,065    $     2,096     $     2,132
         Provision for loan losses                2,671          1,250             700
         Loans charged off                       (1,704)        (1,765)           (942)
         Recoveries                                 480            484             206
                                            ------------------------------------------
         Net charge-offs                         (1,224)        (1,281)           (736)
                                            ------------------------------------------

         BALANCE AT DECEMBER 31             $     3,512    $     2,065     $     2,096
                                            ==========================================



                                                                                            2002           2001
                                                                                        ---------------------------
Information regarding impaired loans follows (in thousands):

         Year end loans with allowance for loan losses allocated                        $     5,381     $     3,405
         Year end loans with no allowance for loan losses allocated                           4,092           1,102
                                                                                        ---------------------------

         Total impaired loans                                                           $     9,473     $     4,507
                                                                                        ===========================

         Amount of allowance allocated to these loans                                   $     1,404     $       845
                                                                                        ===========================

                                                                            2002            2001           2000
                                                                         ------------------------------------------
         Average balance of impaired loans during the year               $    11,059    $     5,950     $     3,121

         Cash basis interest income recognized during the year           $       319    $       267     $       275

         Interest income recognized during the year                      $       319    $       233     $       257

Nonperforming loans were as follows (in thousands):
                                                                                            2002           2001
                                                                                        ---------------------------
         Loans past due over 90 days still on accrual                                   $       171     $       769
         Nonaccrual loans                                                                     3,798           1,937



Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE F -- PREMISES AND EQUIPMENT, NET

Premises and equipment, net consist of (in thousands):

                                                    2002           2001
                                                ---------------------------
         Land                                   $       793     $       786
         Buildings and improvements                   8,900           8,897
         Equipment                                    5,007           4,907
                                                ---------------------------
                                                     14,700          14,590
         Less accumulated depreciation               (7,563)         (6,722)
                                                ---------------------------
         TOTALS                                 $     7,137     $     7,868
                                                ===========================

Depreciation and amortization expense charged to operations was approximately $918,000 $900,000 and $741,000 in 2002, 2001 and 2000, respectively.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE F -- PREMISES AND EQUIPMENT, NET (CONTINUED)

Equipment rental expense was $293,000, $322,000 and $310,000 for 2002, 2001 and 2000. Lease commitments under noncancelable operating equipment leases were as follows (in thousands):

              2003                  $      103
              2004                         103
              2005                         103
              2006 & after                   -
                                    ----------
              TOTAL                 $      309
                                    ==========


NOTE G -- GOODWILL AND INTANGIBLE ASSETS

GOODWILL
The change in the carrying amount of goodwill for the year is as follows (in thousands):

         Beginning of year                               $       620
         Goodwill from acquisition during year                     -
                                                         -----------
         END OF YEAR                                     $       620
                                                         ===========

Goodwill is no longer amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows (in thousands):

                                                                            2002            2001           2000
                                                                         ------------------------------------------
         Reported net income                                             $     1,033    $     2,744     $     3,375
         Add back: goodwill amortization, net of tax                               -             42              42
                                                                         ------------------------------------------
         ADJUSTED NET INCOME                                             $     1,033    $     2,786     $     3,417
                                                                         ==========================================

Basic earnings per share:
         Reported net income                                             $       .55    $      1.43     $     1.75
         Add back: goodwill amortization, net of tax                               -            .02            .02
                                                                         -----------------------------------------
         Adjusted net income                                             $       .55    $      1.45     $     1.77
                                                                         =========================================

Diluted earnings per share:
         Reported net income                                             $       .55    $      1.43     $     1.75
         Add back: goodwill amortization, net of tax                               -            .02            .02
                                                                         -----------------------------------------
         Adjusted net income                                             $       .55    $      1.45     $     1.77
                                                                         =========================================


ACQUIRED INTANGIBLE ASSETS
Acquired intangible assets were as follows as of year end (in thousands):

                                             DECEMBER 31, 2002                          December 31, 2001
                                    GROSS                       NET           Gross                          Net
                                   CARRYING   ACCUMULATED     CARRYING       Carrying     Accumulated      Carrying
                                    AMOUNT    AMORTIZATION     AMOUNT         Amount      Amortization      Amount
                                   -----------------------------------       --------------------------------------
Amortized intangible assets:
         Core deposit intangibles  $  559       $  409         $   150       $   559         $  370         $   189
                                   ===================================       ======================================

Aggregate amortization expense was $39,000, $131,000 and $56,000 for 2002, 2001 and 2000, respectively.

Estimated amortization expense for each of the next five years (in thousands):

                    2003                 $      39
                    2004                        39
                    2005                        39
                    2006                        33
                    2007                         -
                                         ---------
                    TOTAL                $     150
                                         =========

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE H -- DEPOSITS

The carrying amount of domestic deposits at year-end follows (in thousands):

                                                        2002           2001
                                                    ---------------------------
      Non-interest bearing checking                 $    42,462     $    40,515
      Interest bearing checking                          46,276          40,640
      Savings                                            34,978          33,129
      Money market accounts                              54,906          63,621
      Time deposits                                      83,767          83,178
                                                    ---------------------------
      TOTALS                                        $   262,389     $   261,083
                                                    ===========================

The carrying amount of time deposits over $100,000 was $32,674,000 and $26,027,000 at December 31, 2002 and 2001, respectively. Interest expense on time deposits over $100,000 was $776,000, $1,737,000 and $1,482,000 for the
years ended December 31, 2002, 2001 and 2000, respectively.

At year-end 2002, scheduled maturities of time deposits were as follows for the years ending December 31 (in thousands):

       2003                                         $    51,741
       2004                                              14,099
       2005                                              13,803
       2006                                               2,214
       2007                                               1,910
                                                    -----------
       TOTALS                                       $    83,767
                                                    ===========

Related party deposits were $2,021,000 and $2,047,000 at December 31, 2002 and 2001, respectively.


NOTE I -- OTHER BORROWINGS

Other borrowings primarily represent advances obtained by the Bank from the Federal Home Loan Bank (FHLB) of Indianapolis and advances by the Company on a line of credit. $20,000,000 of the FHLB advances have interest rates ranging from 6.28% to 6.89% and have quarterly stated interest adjustment dates. On the stated interest adjustment dates, the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. The advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. The remaining $1,000,000 FHLB advance is at a fixed rate of 4.57% with principal payments beginning in December of 2003 and continuing through December of 2013. The advances are secured by a blanket collateral agreement with the FHLB which gives the FHLB an unperfected security interest in the Bank's one-to-four family mortgage and SBA loans. Eligible FHLB mortgage and SBA loan collateral at December 31, 2002 and 2001 was approximately $52,018,000 and $43,436,000.

At year-end 2002, scheduled principal reductions on these FHLB advances were as follows for the years ending December 31 (in thousands):

      2003                                          $        78
      2004                                               10,088
      2005                                               10,090
      2006                                                   94
      2007                                                   97
      Thereafter                                            553
                                                    -----------
      TOTAL FHLB ADVANCES                           $    21,000
                                                    ===========

Other borrowings also includes a loan with Fifth Third Bank for the ESOP with a balance at December 31, 2002 and 2001 of $436,000 and $588,000. The loan does not have a formal repayment schedule, matures on April 30, 2003 and is unsecured.

On February 22, 2002, the Company renewed a $4,000,000 revolving line of credit with LaSalle Bank, which matures on February 22, 2003 and is secured by the Bank's stock. At year end 2002, the balance was $1,170,000. The line allows the Company to choose its interest rate for each draw, based on the LaSalle Bank National Association prime rate or adjusted LIBOR. All advances outstanding on this line are based on adjusted LIBOR and have variable rates ranging from 3.525% to 3.570%.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE J -- INCOME TAXES

Income tax expense consists of (in thousands):

                                                                            2002            2001           2000
                                                                         ------------------------------------------
         Current                                                         $       731    $     1,096     $     1,100
         Deferred                                                               (613)          (221)             79
                                                                         ------------------------------------------
         TOTALS                                                          $       118    $       875     $     1,179
                                                                         ==========================================


Income tax expense calculated at the statutory federal income tax rate of 34% differs from actual income tax expense as follows (in thousands):

                                                                            2002            2001           2000
                                                                         ------------------------------------------
Income tax at statutory rates                                            $       391    $     1,230     $     1,548
Tax-exempt interest income, net                                                 (305)          (267)           (288)
Increase in net cash surrender value of life insurance policies                  (97)           (89)            (87)
Loss on viatical investment                                                       28              -               -
Valuation allowance against capital loss                                          54              -               -
Low income housing partnership tax credit                                        (25)             -               -
Other items, net                                                                  72              1               6
                                                                         ------------------------------------------
TOTALS                                                                   $       118    $       875     $     1,179
                                                                         ==========================================

Year-end deferred tax assets and liabilities consist of (in thousands):

                                                                                            2002           2001
                                                                                        ---------------------------
Deferred tax assets:
Allowance for loan losses                                                               $       914     $       476
Deferred compensation and supplemental retirement liability                                     647             605
Intangible asset amortization                                                                    62              96
Pension liability                                                                                47              70
Write off of viatical investment                                                                 68               -
Write down of other real estate                                                                  41               -
Deferred loan fees                                                                               27               -
Other                                                                                             6              25
                                                                                        ---------------------------
Subtotals                                                                                     1,812           1,272
Valuation allowance against capital loss                                                        (54)              -
                                                                                        ---------------------------
Totals                                                                                        1,758           1,272

Deferred tax liabilities:
Net unrealized appreciation on available for sale securities                                   (408)           (205)
Mortgage servicing rights                                                                       (57)           (144)
Other                                                                                           (29)            (15)
                                                                                        ---------------------------
Totals                                                                                         (494)           (364)
                                                                                        ---------------------------
NET DEFERRED TAX ASSET                                                                  $     1,264     $       908
                                                                                        ===========================

An allowance against the net deferred tax asset was considered necessary at December 31, 2002 as the likelihood of receiving a tax benefit on a portion of the capital loss on the viatical investment is considered doubtful.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE K -- BENEFIT PLANS

The defined benefit pension plan covers substantially all full-time employees. The benefits are based on years of service and the employee's average highest compensation during five consecutive years of employment. The funding policy is to contribute annually an amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus additional amounts as may be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets held by the plan primarily include corporate and foreign bonds and common equity securities.

Information about the pension plan was as follows (in thousands):

                                                                                            2002           2001
                                                                                        ---------------------------
Change in benefit obligation:
     Beginning benefit obligation                                                       $    (1,645)    $    (1,510)
     Service cost                                                                              (118)           (120)
     Interest cost                                                                             (105)           (107)
     Actuarial (gain) loss from change in actuarial assumptions                                 263               3
     Benefits paid                                                                               96              89
                                                                                        ---------------------------
     Ending benefit obligation                                                          $    (1,509)    $    (1,645)
                                                                                        ===========================

Change in plan assets, at fair value:
     Beginning plan assets                                                              $     1,479     $     1,527
     Actual return                                                                             (115)           (103)
     Employer contribution                                                                      186             144
     Benefits paid                                                                              (96)            (89)
                                                                                        ---------------------------
     Ending plan assets                                                                 $     1,454     $     1,479
                                                                                        ===========================

Net amount recognized:
     Funded status                                                                      $       (55)    $      (166)
     Unrecognized net actuarial gain                                                            (72)            (30)
     Unrecognized transition obligation                                                           5               6
     Unrecognized prior service cost                                                             12              12
                                                                                        ---------------------------
     Accrued pension cost                                                               $      (110)    $      (178)
                                                                                        ===========================

The components of pension expense and related actuarial assumptions were as follows (in thousands except ratio information):

                                                                            2002            2001           2000
                                                                         ------------------------------------------
Components of net periodic benefit cost:
     Service cost                                                        $       118    $       120     $       113
     Interest cost                                                               105            107              99
     Expected return on plan assets                                             (104)          (128)           (137)
     Net amortization and deferral                                                16              -              (6)
                                                                         ------------------------------------------
     Net periodic benefit cost                                           $       135    $        99     $        69
                                                                         ==========================================

Discount rate on benefit obligation                                             7.0%           7.0%            7.0%
Long-term expected rate of return on plan assets                                7.5%           8.0%            8.0%
Rate of compensation increase                                                   3.0%           3.0%            3.0%

The Company has an employee stock ownership plan (ESOP) for substantially all full-time employees. The Board of Directors determines the Company's contribution level annually. Assets of the plan are held in trust by the Bank and administrative costs of the plan are borne by the plan participants. Expense charged to operations for contributions to the plan totaled $86,000, $91,000 and $73,000 in 2002, 2001 and 2000. An additional contribution of $87,000 was made to the plan in 2002 to allow the plan to pay down the ESOP loan. During 2000, the Company amended its ESOP plan to adopt 401(k) provisions allowing for employee salary deferrals to purchase mutual funds. Company matching is provided in Company stock. Substantially all employees have converted their ESOP accounts to the amended plan.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE K -- BENEFIT PLANS (CONTINUED)

Shares held by the ESOP at year-end are as follows:

                                                       2002           2001
                                                   ---------------------------
         Allocated shares                              104,841          98,549
         Unallocated shares                             10,115          15,400
                                                   ---------------------------

         TOTAL ESOP SHARES                             114,956         113,949
                                                   ===========================


The fair value of the allocated shares held by the ESOP is approximately $1,618,000 and $1,523,000 at December 31, 2002 and 2001, respectively. The ESOP obtained a loan for $588,000 to purchase 15,400 shares. The balance of the loan at December 31, 2002 and 2001 is $436,000 and $588,000. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at their fair value in accordance with terms and conditions of the plan. As such these shares are not classified in shareholders' equity as permanent equity.

As an incentive to retain key members of management and directors, the Bank has a deferred compensation plan whereby participants defer a portion of current compensation. Benefits are based on salary and length of service and are vested as service is provided from the date of participation through age 65. A liability is recorded on a present value basis and discounted at current interest rates. This liability may change depending upon changes in long-term interest rates. Current rates paid on deferred compensation balances range from 6.82% - 12.98%. Deferred compensation expense was $248,000, $204,000 and $216,000 in 2002, 2001 and 2000. The liability for vested benefits was $1,658,000 and $1,548,000 at December 31, 2002 and 2001, respectively.

The Bank also maintains a supplemental retirement plan to provide annual payments to particular executives subsequent to their retirement. The plan covers two individuals, both of whom are retired. Liabilities associated with this plan totaled $244,000 and $232,000 at December 31, 2002 and 2001. Expense associated with this plan totaled $29,000, $27,000 and $26,000 in 2002, 2001 and 2000.


NOTE L -- STOCK OPTIONS

On April 17, 2000, the Company approved a Stock Option Plan to advance the interests of the Company and its shareholders by affording to directors, officers and other employees of the Company an opportunity to acquire or increase their proprietary interest in the Company using stock options. Option shares authorized under the plan total 110,000. Options are to be granted with an exercise period of 10 years or less, an exercise price of not less than the fair market value of the stock on the date the options are granted and a vesting period as determined by the Board of Directors. The plan will terminate on the earliest of: (i) March 20, 2010; (ii) when all shares have been issued through exercise of options granted under this Plan; or (iii) at any earlier time that the Board of Directors may determine. A total of 10,191 options were granted in 2001.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE L -- STOCK OPTIONS (CONTINUED)

A summary of the activity in the plan is as follows for the years ended December 31, 2002 and 2001.

                                                                 2002                             2001
                                                                 ----                             ----
                                                                       WEIGHTED                           WEIGHTED
                                                                        AVERAGE                            AVERAGE
                                                                       EXERCISE                           EXERCISE
                                                       SHARES            PRICE          SHARES              PRICE
                                                     --------------------------------------------------------------
         Outstanding at beginning of year                9,880         $   15.32                -         $       -
         Granted                                             -                 -           10,191             15.32
         Exercised                                           -                 -                -                 -
         Forfeited                                     (4,788)             15.32            (311)             15.32
                                                     --------          ---------        --------          ---------
         Outstanding at end of year                      5,092         $   15.32            9,880         $   15.32
                                                     =========         =========        =========         =========



         Options exercisable at year-end                     -                 -                -                 -
         Weighted-average fair value of
           options granted during year               $       -                          $    2.55



Options outstanding at year-end 2002 were as follows:

                                                           OUTSTANDING                        EXERCISABLE
                                                           -----------                        -----------
                                                                   WEIGHTED AVERAGE                       WEIGHTED
                                                                       REMAINING                           AVERAGE
                                                                      CONTRACTUAL                         EXERCISE
              RANGE OF EXERCISE PRICES                  NUMBER           LIFE             NUMBER            PRICE
              -----------------------------------------------------------------------------------------------------

                 $15 - $16                               5,092         8.33 YEARS                -                -


NOTE M -- COMMITMENTS

There are various commitments which arise in the normal course of business, such as commitments under commercial letters of credit, standby letters of credit and commitments to extend credit. Accounting principles generally accepted in the United States of America recognize these transactions as contingent liabilities and accordingly, they are not reflected in the accompanying financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer.

At December 31, 2002 and 2001, respectively, the Bank had no commitments under commercial letters of credit, used to facilitate customers' trade transactions.

Under standby letter of credit agreements, the Bank agrees to honor certain commitments in the event that its customers are unable to do so. At December 31, 2002 and 2001, respectively, commitments under outstanding standby letters of credit were $288,000 and $183,000.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE M -- COMMITMENTS (CONTINUED)

Loan commitments outstanding to extend credit are detailed below (in thousands):

                                                                                       2002           2001
                                                                                  ----------------------------
Fixed rate                                                                        $      2,231           3,359
Variable rate                                                                           36,242          44,091
                                                                                  ----------------------------
TOTALS                                                                            $     38,473    $     47,450
                                                                                  ============================

The fixed rate commitments have stated interest rates ranging from 4.75% to 9.875%. The terms of the above commitments range from 1 to 60 months.

Management does not anticipate any losses as a result of the above related transactions; however, the above amount represents the maximum exposure to credit loss for loan commitments and commercial and standby letters of credit.

At December 31, 2002, the Company had line of credit agreements with LaSalle Bank and Fifth Third Bank totaling $4,000,000 and $6,250,000, respectively. The balances on these lines were $1,170,000 and $436,000 respectively, at December 31, 2002. The line of credit at LaSalle Bank is secured by the Bank's stock and matures on February 22, 2003. The line of credits at Fifth Third Bank is unsecured and matures on April 30, 2003. In addition, at December 31, 2002, the Bank had line of credit arrangements to be able to purchase federal funds totaling $17,000,000, subject to quarterly and annual reviews. The balance on these lines at December 31, 2002 was $5,000,000.

Certain executives of the Bank have employment contracts which have change of control clauses. The employment contracts provide for the payment of three years worth of the officers' salaries upon a change of control.


NOTE N -- RESTRICTIONS ON TRANSFERS FROM SUBSIDIARY

Banking laws, regulations and regulatory agreements restrict the amount the Bank may transfer to the Company in the form of cash dividends, loans and advances. Approximately $1,700,000 of the Bank's retained earnings is available for transfer to the Company in 2003 in the form of dividends without prior regulatory approval.


NOTE O -- SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed financial statements of Southern Michigan Bancorp, Inc. follow (in thousands):

Balance Sheets                                                                            December 31,
                                                                                       2002           2001
                                                                                   ---------------------------
ASSETS
Cash                                                                               $         1     $         2
Securities available for sale                                                            1,675           1,708
Investment in subsidiary                                                                25,591          24,594
Premises and equipment, net                                                              1,122           1,078
Other                                                                                        4             601
                                                                                   ---------------------------
TOTAL ASSETS                                                                       $    28,393          27,983
                                                                                   ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                                                  $       299     $       307
Other liabilities                                                                           (3)             18
Other borrowings                                                                         1,606             588
Common stock subject to repurchase obligation in ESOP                                    1,618           1,523
Shareholders' equity                                                                    24,873          25,547
                                                                                   ---------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $    28,393     $    27,983
                                                                                   ===========================

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE O -- SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

Statements of Income                                                               Year ended December 31,
                                                                            2002            2001           2000
                                                                         ------------------------------------------
Dividends from Bank                                                      $       620    $       457     $     1,415
Interest income                                                                   67            105             151
Other income                                                                     231            240             249
Loss on viatical settlement contracts                                           (283)             -               -
Other expenses                                                                  (195)          (177)           (500)
                                                                         -------------------------------------------
                                                                                 440            625           1,315
Federal income tax (expense) benefit                                             (15)           (31)             71
                                                                         ------------------------------------------
                                                                                 425            594           1,386
Equity in undistributed net income of
  Subsidiary Bank                                                                608          2,150           1,989
                                                                         ------------------------------------------
NET INCOME                                                                     1,033          2,744           3,375
Net change in unrealized gains on securities
  available for sale, net of tax                                                 393            215             574
                                                                         ------------------------------------------
Other comprehensive income                                                       393            215             574
                                                                         ------------------------------------------
COMPREHENSIVE INCOME                                                     $     1,426    $     2,959     $     3,949
                                                                         ==========================================




Statements of Cash Flows                                                           Year ended December 31,
                                                                            2002            2001           2000
                                                                         ------------------------------------------
OPERATING ACTIVITIES
Net income                                                               $     1,033    $     2,744     $     3,375
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Equity in undistributed net income of
       Subsidiary Bank                                                          (608)        (2,150)         (1,989)
     Depreciation                                                                 34             31              34
     Net amortization of investment securities                                     5             10              22
     Net realized gain on disposal of fixed assets                                 -              -            (150)
     Reduction of obligation under ESOP                                           65              -               -
     Net securities gains                                                         (4)             -               -
     Loss on viatical settlement contracts                                       283              -               -
     Other                                                                       321           (279)            329
                                                                         ------------------------------------------
     Net cash from operating activities                                        1,129            356           1,621

INVESTING ACTIVITIES
Activity in available-for-sale securities:
     Proceeds from sales                                                         254              -             799
     Proceeds from maturities and calls                                          251          1,757             516
     Purchases                                                                  (467)          (510)           (986)
Proceeds from sale of premises and equipment                                       -              -             204
Additions to premises and equipment                                              (78)             -              (1)
                                                                         -------------------------------------------
     Net cash from investing activities                                          (40)         1,247             532

FINANCING ACTIVITIES
Proceeds from other borrowings                                                 1,170              -               -
Repayments of other borrowings                                                  (152)             -               -
Cash dividends paid                                                           (1,203)        (1,204)         (1,369)
Repurchase of common stock                                                      (905)          (398)           (880)
                                                                         -------------------------------------------
     Net cash from financing activities                                       (1,090)        (1,602)         (2,249)
                                                                         -------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                           (1)             1             (96)
Beginning cash and cash equivalents                                                2              1              97
                                                                         ------------------------------------------

ENDING CASH AND CASH EQUIVALENTS                                         $         1    $         2     $         1
                                                                         ==========================================

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE P -- FAIR VALUE INFORMATION

The following methods and assumptions were used by the Company in estimating fair values for financial instruments:

     CASH AND CASH EQUIVALENTS AND FEDERAL FUNDS SOLD: The carrying amount reported in the balance sheet approximates fair value.

     SECURITIES AVAILABLE FOR SALE: Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair value of restricted equity securities approximates amortized cost.

     LOANS AND LOANS HELD FOR SALE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns.

     ACCRUED INTEREST RECEIVABLE: The carrying amount reported in the balance sheet approximates fair value.

     NET CASH SURRENDER VALUE OF LIFE INSURANCE: The carrying amount reported in the balance sheet approximates fair value.

     MORTGAGE SERVICING RIGHTS: The carrying amount reported in the balance sheet approximates fair value.

     OFF-BALANCE-SHEET INSTRUMENTS: The estimated fair value of off-balance sheet instruments is based on current fees or costs that would be charged to enter or terminate the arrangements. The estimated fair value is not considered to be significant for this presentation.

     DEPOSITS: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on time deposits.

     FEDERAL FUNDS PURCHASED: The carrying amount reported in the balance sheet approximates fair value.

     OTHER BORROWINGS: The fair value of other borrowings is estimated using discounted cash flows analysis based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

     ACCRUED INTEREST PAYABLE: The carrying amount reported in the balance sheet approximates fair value.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company had disposed of such items at December 31, 2002 and 2001, the estimated fair values would have been achieved. Market values may differ depending on various circumstances not taken into consideration in this methodology. The estimated fair values at December 31, 2002 and 2001 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities that are not defined as financial instruments are not included in the following disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements may have value but are not included in the following disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE P -- FAIR VALUE INFORMATION (CONTINUED)

The estimated fair values of the Company's financial instruments at year end are as follows (in thousands):

                                                                2002                               2001
                                                     ---------------------------        ---------------------------
                                                       CARRYING         FAIR              Carrying         Fair
                                                        AMOUNT          VALUE              Amount          Value
                                                     ---------------------------        ---------------------------
Financial assets:
Cash and cash equivalents                            $    19,287     $    19,287        $    23,432     $    23,432
Securities available for sale                             48,811          48,811             61,531          61,531
Loans held for sale                                        1,083           1,083              1,863           1,863
Loans, net of allowance for loan losses                  230,654         233,570            208,607         210,916
Accrued interest receivable                                2,118           2,118              2,310           2,310
Net cash surrender value of life insurance                 6,472           6,472              5,732           5,732
Mortgage servicing rights                                    169             169                424             424

Financial liabilities:
Deposits                                             $  (262,389)    $  (264,041)       $  (261,083)    $  (262,711)
Federal funds purchased                                   (5,000)         (5,000)                 -               -
Other borrowings                                         (22,606)        (23,728)           (24,588)        (25,927)
Accrued interest payable                                    (166)           (166)              (223)           (223)


NOTE Q -- REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year end, actual capital levels (in thousands) and minimum required levels were:

                                                                                                 MINIMUM REQUIRED
                                                                                                       TO BE
                                                                        MINIMUM REQUIRED         WELL CAPITALIZED
                                                                           FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                  ACTUAL               ADEQUACY  PURPOSES        ACTION REGULATIONS
                                         -----------------------   ------------------------- ------------------------
                                             AMOUNT       RATIO       AMOUNT         RATIO     AMOUNT         RATIO
                                         -----------------------   ------------------------- ------------------------

2002
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
  CONSOLIDATED                              $27,952        11.5%      $19,419         8.0%      $24,273       10.0%
  BANK                                       27,067        11.2        19,296         8.0        24,120       10.0
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)
  CONSOLIDATED                               24,912        10.3         9,710         4.0        14,564        6.0
  BANK                                       24,042        10.0         9,648         4.0        14,472        6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS)
  CONSOLIDATED                               24,912         7.8        12,799         4.0        15,999        5.0
  BANK                                       24,042         7.5        12,754         4.0        15,943        5.0

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE Q -- REGULATORY MATTERS (CONTINUED)

                                                                                                 Minimum Required
                                                                                                       To Be
                                                                        Minimum Required         Well Capitalized
                                                                           For Capital        Under Prompt Corrective
                                                  Actual               Adequacy  Purposes        Action Regulations
                                         -----------------------   ------------------------- ------------------------
                                             Amount       Ratio       Amount         Ratio     Amount         Ratio
                                         -----------------------   ------------------------- ------------------------
2001
Total capital (to risk weighted assets)
  Consolidated                              $27,884        12.0%      $18,556         8.0%      $23,195       10.0%
  Bank                                       25,435        11.1        18,420         8.0        23,024       10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                               25,819        11.1         9,278         4.0        13,917        6.0
  Bank                                       23,370        10.2         9,210         4.0        13,815        6.0
Tier 1 capital (to average assets)
  Consolidated                               25,819         8.3        12,520         4.0        15,651        5.0
  Bank                                       23,370         7.6        12,380         4.0        15,475        5.0

Both the Company and the Bank, at year-end 2002 and 2001, were categorized as well capitalized.

At December 31, 2002 the Bank had a tier 1 capital to average asset ratio of 7.5%. On February 17, 2003, the Bank entered into an agreement with its banking regulators that requires the Bank to maintain this ratio at a level at or above 7%. In addition, under this agreement, the Bank will establish and monitor certain lending and operational policies and procedures.


NOTE R -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                    EARNINGS (LOSS) PER SHARE
                           INTEREST        NET INTEREST          NET                -------------------------
                            INCOME            INCOME       INCOME (LOSS)           BASIC         FULLY DILUTED
                         -------------------------------------------------------------------------------------
2002
     FIRST QUARTER       $     4,734       $     3,081      $       563          $      .30       $      .30
     SECOND QUARTER            4,767             3,176              342                 .18              .18
     THIRD QUARTER             4,599             3,049             (118)               (.06)            (.06)
     FOURTH QUARTER            4,654             3,001              246                 .13              .13

2001
     First Quarter       $     5,738       $     2,974      $       674          $      .35       $      .35
     Second Quarter            5,508             2,904              656                 .34              .34
     Third Quarter             5,449             3,109              722                 .37              .37
     Fourth Quarter            5,029             3,092              692                 .37              .37

The net income for the second quarter of 2002 was negatively affected by provisions for loan losses in excess of the prior year by $150,000 and a $283,000 loss on viatical settlement contracts, as a result of new information learned about the ability of the company servicing the policies to have sufficient funds to pay continuing premiums necessary to keep the policies in force.

The net income for the third quarter of 2002 was negatively affected by provisions for loan losses in excess of the prior year by $1,175,000.

The net income for the fourth quarter of 2002 was negatively affected by provisions for loan losses in excess of the prior year by $196,000 and by adjustments to certain accruals.

SOUTHERN MICHIGAN BANCORP, INC.
SELECTED FINANCIAL DATA


                                                                         Year Ended December 31
                                                2002            2001             2000            1999             1998
                                            ----------------------------------------------------------------------------
Total interest income                       $   18,754       $   21,724      $   23,245       $   20,051      $   19,446
Net interest income                             12,307           12,079          12,548           11,616          11,414
Provision for loan losses                        2,671            1,250             700              852             600
Net income                                       1,033            2,744           3,375            3,300           3,549
Per share data:
    Basic and diluted earnings per share           .55             1.43            1.75             1.64            1.70
    Cash dividends                                 .64              .61             .70              .68             .60
Balance sheet data:
    Gross loans                                234,166          210,672         213,381          192,380         162,645
    Deposits                                   262,389          261,083         245,430          233,303         233,361
    Other borrowings                            22,606           24,588          25,588           15,588           5,588
    Common stock subject to repurchase           1,618            1,523           1,478            3,990           6,029
    Equity                                      24,873           25,547          24,211           19,990          19,345
    Total assets                               320,683          317,096         303,639          275,825         266,851
Return on average assets                           .33%             .90%           1.16%            1.23%           1.42%
Return on average equity (1)                      4.04            10.47           15.13            16.37           17.48
Dividend payout ratio (2)                       115.68            43.00           40.30            41.61           35.56
Average equity to average assets (1)              8.09             8.59            7.69             7.52            8.11

All per share amounts have been adjusted for a 10% stock dividend declared in 1999.

(1) Average equity used in the above table excludes common stock subject to repurchase obligation but includes average unrealized appreciation or depreciation on securities available for sale.
(2)  Dividends declared divided by net income.

COMMON STOCK MARKET PRICES AND DIVIDENDS

The Company's common stock is regularly quoted on the OTC Bulletin Board (OTCBB). The bid prices described below are quotations reflecting inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions. There were 546 shareholders of record at February 14, 2003.

The following table sets forth the range of high and low bid information and dividends declared for the Company's two most recent fiscal years:

                                                 2002                                             2001
                             ------------------------------------------       ------------------------------------------

                                     BID PRICE                  CASH                  Bid Price                    Cash
                             -------------------------        DIVIDENDS       --------------------------      Dividends
                             HIGH BID          LOW BID        DECLARED         High Bid         Low Bid        Declared
Quarter Ended
------------------------------------------------------------------------------------------------------------------------
March 31                    $    16.25      $    15.80       $      .16      $    16.75       $    14.50      $      .15
June 30                          16.39           16.00              .16           17.00            15.51             .15
September 30                     16.20           15.70              .16           17.30            15.16             .15
December 31                      15.89           15.20              .16           16.40            15.45             .16

There are restrictions that currently limit the Company's ability to pay cash dividends. Information regarding dividend payment restrictions is described in Note N to the consolidated financial statements for the year ended December 31, 2002.

                                     ANNEX B



Southern Michigan Bancorp, Inc. is a one bank holding company. The Company's subsidiary bank (the "Bank") offers individuals, businesses, institutions and governmental agencies a full range of commercial banking services primarily in the southern Michigan communities in which the Bank is located and in areas immediately surrounding these communities.


CONTENTS

Management's Discussion and Analysis............................................
Management's Responsibility for Financial Information...........................
Report of Independent Auditors..................................................
Consolidated Financial Statements...............................................
Notes to Consolidated Financial Statements......................................
Selected Financial Data/Common Stock Market Prices and Dividends................
Board of Directors..............................................................
Bank Officers...................................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the Company's financial condition which supplements the Consolidated Financial Statements. The analysis should be read in conjunction with such financial statements.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Below are critical accounting policies the Company has identified. For a detailed discussion on the application of these and other accounting policies, see Note A - Nature of Operation and Significant Accounting Policies to the audited consolidated financial statements.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using historical loan loss experience, continued evaluation of those loans identified as being subject to possible problems in collection, results of examinations by regulatory agencies, current economic conditions, delinquency and charge off trends, loan volume, portfolio mix, concentrations of credit and lending policies, procedures and personnel. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

Loan Impairment: A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral if repayment is expected solely from the collateral.

Accrued Pension Costs: The Bank has a defined benefit pension plan that covers substantially all full-time employees. The benefits are based on years of service and the employee's average highest compensation during five consecutive years of employment. The funding policy is to contribute annually an amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus additional amounts as may be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. An actuary is engaged to estimate what the obligation of the Bank is as of year end. Assumptions used include the long term expected rate of return on the plan assets, the discount rate on benefit obligation and the rate of increase for employee compensation. Changes in the assumptions used could have a significant effect on the computed benefit obligation and expense.

FINANCIAL CONDITION

The Company functions as a financial intermediary and, as such, its financial condition should be examined in terms of trends in its sources and uses of funds.

The Company uses its funds primarily to support its lending activities. Loans increased by 11.2% in 2002 and decreased by 1.3% in 2001. The 2002 increase came in the commercial and real estate mortgage loan categories. In August of 2001, the Bank hired a commercial lender who was well known and respected in his market area. During 2002 loan growth in his market increased $11,611,000, or 83.3%. Real estate mortgage loans increased in 2002 as customers chose variable rate loan products to finance their homes. These variable rate loans were retained in the Bank's portfolio. Consumer installment loans continued to decline as the Bank has placed a very low emphasis on this type of loan product.

The 1.3% decline in 2001 loans occurred in the real estate mortgage and installment loan categories. However, commercial loans increased 16.1% during that period, as the Bank focused attention on this area of lending and actively called on current and potential customers. Consumer installment loans decreased 29.6% as the Bank chose not to compete with manufacturers offering 0% new car loans and the Bank placed less emphasis on indirect lending. Real estate mortgage loans decreased 16.7% as the Bank increased sales of loans in the secondary market. With interest rates declining, a number of real estate mortgage loans were refinanced and sold in the secondary market. This reduced the number and amount of loans that the Bank retained.

Gains recognized on the sale of real estate mortgage loans to the secondary market increased in 2002 to $1,442,000 from $1,161,000 in 2001. The secondary market loan activity increased in 2002 as mortgage rates remained low. Fixed rate loans, which represent all of the loans sold on the secondary market, continued to be very attractive. Loans held for sale at December 31, 2002 were $1,083,000. The real estate portfolio largely consists of residential mortgages within the local area with a low risk of loss.

Loan commitments, consisting of unused credit card and home equity lines, available amounts on revolving lines of credit and other approved loans which have not been funded, were $38,473,000 and $47,450,000 at December 31, 2002 and 2001, respectively. Most of these commitments are priced at a variable interest rate thus minimizing the Bank's risk in a changing interest rate environment.

There were no significant concentrations in any loan category as to borrower or industry. Substantially all loans are granted to customers located in the Bank's service area, which is primarily southern Michigan.

Another significant component of cash flow is the securities portfolio. Total securities decreased by 20.7% in 2002 and increased by 19.5% in 2001. In 2002, the funds received from maturing securities were used to partially fund loan growth. In 2001, the funds were reinvested back into the portfolio. Excess deposits were also invested in the portfolio.

The securities available for sale portfolio had net unrealized gains of $1,201,000 and $605,000 at December 31, 2002 and 2001, respectively. There are no concentrations of securities in the portfolio which would constitute an unusual risk except at year-end 2002 and 2001, securities issued by the State of Michigan and all of its political subdivisions totaled $10,358,000 and $10,563,000, respectively.

Deposits traditionally represent the Company's principal source of funds. Total deposits increased .5% in 2002 and 6.4% in 2001.

In 2001, the Bank experienced a substantial increase in deposits, however this was not unexpected. Because of the erratic financial markets the Bank did see a higher increase in our money market accounts than was expected. This was due to customers leaving the financial markets and placing their funds in accounts that paid slightly more interest than savings accounts, but that were not restricted as to withdrawals.

Attracting and keeping traditional deposit relationships will continue to be a challenge to the Bank, particularly with the increased competition from non-deposit products. As alternate funding sources, the Bank obtains putable advances from the Federal Home Loan Bank (FHLB) and secures brokered certificate of deposits. The advances are secured by a blanket collateral agreement with the FHLB giving the FHLB an unperfected security interest in the Bank's one-to-four family mortgage and SBA loans. FHLB advances may be a less expensive way to obtain longer term funds than paying a premium for long term deposits. The Bank has added $10,206,000 in brokered certificates of deposit from September through December of 2002. The Bank has found that these brokered funds are less expensive and more readily available than other long term deposits.

Premises and equipment decreased by 9.3% and increased by 3.3% in 2002 and 2001, respectively. During 2001, the Bank upgraded its hardware and software to better serve its customers in the ever changing technological area. During 2002, the Bank was able to maintain its infrastructure without large expenditures causing depreciation expense to exceed new purchases for the year.

CAPITAL RESOURCES

The Company maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business.

The Federal Reserve Board (FRB) has imposed risk-based capital guidelines applicable to the Company. These guidelines require that bank holding companies maintain capital commensurate with both on and off balance sheet credit risks of their operations. Under the guidelines, a bank holding company must have a minimum ratio of total capital to risk-weighted assets of 8 percent. In addition, a bank holding company must maintain a minimum ratio of Tier 1 capital equal to 4 percent of risk-weighted assets. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries less goodwill, core deposit intangibles and 10% of mortgage servicing rights assets.

As a supplement to the risk-based capital requirements, the FRB has also adopted leverage capital ratio requirements. The leverage ratio requirements are intended to ensure that adequate capital is maintained against risk other than credit risk. The leverage ratio requirements establish a minimum ratio of Tier 1 capital to total assets of 3 percent for the most highly rated bank holding companies and banks that do not anticipate and are not experiencing significant growth. All other bank holding companies are required to maintain a ratio of Tier 1 capital to assets of 4 to 5 percent, depending on the particular circumstances and risk profile of the institution.

Regulatory agencies have determined that the capital component created by the adoption of FASB Statement 115 should not be included in Tier 1 capital. As such, the net unrealized appreciation or depreciation on available for sale securities is not included in the ratios listed in Note Q to the financial statements. The ratios include the common stock subject to repurchase obligation in the Company's employee stock ownership plan (ESOP). As seen in Note Q, the Company exceeds the well capitalized requirements at December 31, 2002.

At December 31, 2002 the Bank had a tier 1 capital to average asset ratio of 7.5%. On February 17, 2003, the Bank entered into an agreement with its banking regulators that requires the Bank to maintain this ratio at a level at or above 7%. In addition, under this agreement the Bank will establish and monitor certain lending and operational policies and procedures.

In addition to these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate levels of equity to total assets. During 2002 and 2001, total average assets grew 3.4% and 5.2%. At the same time, average equity (including common stock held by the ESOP) decreased 2.2% in 2002 and increased 10.7% in 2001. Equity declined in 2002 because of the repurchase and retirement of 56,605 common stock shares. Future growth opportunities will focus on maintaining the existing customer base and growing within selected other markets identified as providing significant growth potential.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and enhance consistent growth of net interest income through periods of changing interest rates.

Maturing loans and investment securities are the principal sources of asset liquidity. Securities maturing or callable within 1 year were $16,692,000 at December 31, 2002 representing 34.1% of the market value of the investment securities portfolio, a slight decrease from the 36.0% level of 2001. Loans maturing within 1 year were $78,210,000 December 31, 2002 representing 33.4% of the gross loan portfolio, an increase from the 23.8% level of 2001.

Financial institutions are subject to prepayment risk in falling rate environments. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields. Certain portions of an institution's liabilities may be short-term or due on demand, while most of it assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, Federal Home Loan Bank advances and short-term borrowings provide additional sources of liquidity for the Company.

During the year ended December 31, 2002, there was a net decrease in cash and cash equivalents of $4,145,000. The major sources of cash in 2002 were maturing securities, loan sales and purchased fed funds. The major uses of cash in 2002 were security purchases, loan growth and loans originated for sale.

During the year ended December 31, 2001, there was a net increase in cash and cash equivalents of $4,943,000. The major sources of cash in 2001 were increases in deposits, maturing securities, loan sales and sales of securities. The major uses of cash in 2001 were security purchases and loans originated for sale.

During the year ended December 31, 2000, there was a net increase in cash and cash equivalents of $6,443,000. The major sources of cash in 2000 were increase in deposits, maturing securities, loan sales and additional borrowings from the Federal Home Loan Bank. The major uses of cash in 2000 were loan growth and loans originated for sale.

Federal law places restrictions on extensions of credit from banks to their parent holding company and, with certain exceptions, to other affiliates, on investments in stock or other securities thereof, and on taking of such securities as collateral for loans. State law also places restrictions on the payment of dividends by the Bank to the Company. Note N to the Consolidated Financial Statements discusses these dividend limitations.

Interest rate risk arises when the maturity or repricing characteristics of assets differ significantly from the maturity or the repricing characteristics of liabilities. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of interest rate risk could pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Company's safety and soundness.

The Company measures the impact of changes in interest rates on net interest income through a comprehensive analysis of the Bank's interest rate sensitive assets and liabilities. Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds and mutual funds on which rates change daily and loans which are tied to the prime rate or a comparable index differ considerably from long-term investment securities and fixed-rate loans. Similarly, certificates of deposit and money market investment accounts are much more interest sensitive than passbook savings accounts. The shorter term interest rate sensitivities are key to measuring the interest sensitivity gap, or excess interest-earning assets over interest-bearing liabilities. In addition to reviewing the interest sensitivity gap, the Bank also analyzes projected changes in market interest rates and the resulting effect on net interest income.

The following table shows the interest sensitivity gaps for five different time intervals as of December 31, 2002:

                                           0-30         31-90       91-365        1-5         Over 5
                                           Days         Days         Days        Years         Years
                                           ----         ----         ----        -----         -----
Interest-earning assets                  $101,168     $ 12,576      $56,306     $109,612       $2,439

Interest-bearing liabilities             $ 69,053     $ 90,535      $32,347     $ 52,377       $1,615
                                         ------------------------------------------------------------

Interest sensitivity gap                 $ 32,115     $(77,959)     $23,959     $ 57,235         $824

The primary interest sensitive assets in the one year repricing range are commercial loans and adjustable rate mortgage loans. The primary interest sensitive liabilities in the one year repricing range are money market investment accounts, certificates of deposit and interest bearing checking accounts. This analysis indicates that growth in rate sensitive liabilities has outpaced the growth in rate sensitive assets in the one year range. This has occurred primarily as a result of the inclusion of interest bearing checking accounts and savings accounts in a repricing period of one year or less as these accounts have become rate sensitive as interest rates have fluctuated. The long-term interest sensitivity gap indicates that the Company's net interest margin would improve with an increase in interest rates and decline with further declines in interest rates. Trying to minimize the interest sensitivity gap is a continual challenge in a changing rate environment and one of the objectives of the Company's asset/liability management strategy.

RESULTS OF OPERATIONS

Net interest income is an effective measurement of how well management has balanced the Company's interest rate sensitive assets and liabilities. Net interest income increased by 1.9% in 2002, decreased by 3.7% in 2001 and increased by 8.0% in 2000. The 2002 increase is due to a combination of factors. Lowered rates continued to push interest income down, but higher loan balances partially offset this decrease. Offsetting the decrease in interest income was decreased interest expense on deposit accounts. Lower deposit interest was caused by the lowering of deposit rates and the run off of higher priced time deposits throughout the year. The 2001 decrease is largely due to the eleven decreases in the prime rate throughout the year. The 2000 increase is due to the increase in the commercial and real estate mortgage loan portfolio and the increases to prime rate throughout the year. These increases were partially offset by the increased interest paid for money market and CD deposits and increased interest paid for Federal Home Loan Bank borrowings.

The uncertain economic environment and potential fluctuations in interest rates are expected to continue to impact the Company and the industry in 2003. The Company monitors deposit rates on a weekly basis and adjusts deposit rates as the market dictates. Loan rates are subject to change as the national prime rate changes and are also influenced by competitors' rates. An increase in deposit rates occurring at the same time as loan rate decreases would cause the Company's net interest income to decline.

The provision for loan losses is based on an analysis of the required additions to the allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Some factors considered by management in determining the level at which the allowance is maintained include specific credit reviews, historical loan loss experience, current economic conditions and trends, results of examinations by regulatory agencies and the volume, growth and composition of the loan portfolio.

The provision for loan losses was $2,671,000 in 2002, $1,250,000 in 2001 and $700,000 in 2000. The provision increased in 2002 primarily to account for loan growth, charge-offs, increased levels of non-performing and impaired loans and to provide for increases in allowance allocations for specific loan credits. The increase in the 2001 provision occurred to provide for increased charge offs, which included one loan totaling $673,000 during the first quarter. Also contributing to the increase were higher levels of impaired loans and delinquency rates.

In 2002, net loan charge offs totaled $1,224,000. In the third quarter, $560,000 was charged off related to a $1,000,000 accounts receivable factoring facility for a single customer. In 2001, net loan charge offs totaled $1,281,000. As mentioned above, $673,000 was related to one borrower. Net loan charge offs totaled $736,000 in 2000. This was primarily attributable to three commercial customers. Two of these customers had been provided for in 1999 The provision will be adjusted quarterly, if necessary, to reflect actual charge-off experience and any known losses. For further information, see "Allowance for Loan Losses" below.

Non-interest income, excluding security gains and losses, increased 13.0% in 2002, 16.3% in 2001 and remained constant in 2000. Service charges on deposit accounts increased $374,000 from 2001. In May of 2002, the Bank introduced a new overdraft product. The Bank began paying checks for qualifying customers, up to a specified dollar limit, rather than return the checks. A significant increase in overdraft volume has occurred since this product was introduced. In order to reduce the risk associated with changing interest rates, the Bank regularly sells fixed rate real estate mortgage loans on the secondary market. The Bank recognizes a profit at the time of the sale. In 2002, gains recognized on the sale of real estate mortgage loans to the secondary market increased $281,000 or 24.2% from 2001. This increase was due to continued low mortgage rates making refinancing and new home purchases very attractive. Offsetting the increases was the $283,000 second quarter 2002 loss on viatical insurance contracts.

In 2001, gains recognized on the sale of real estate mortgage loans to the secondary market increased $628,000 or 117.8% from 2000. In addition, security gains increased $532,000 during 2001.

In 2000, trust fees, service charges on loans and earnings on life insurance assets increased but were offset by a decrease in the gains recognized on the sale of real estate mortgage loans to the secondary market. The Bank increased its deposit base by 5.2% and generated additional service charges as a result of the growth. Trust fees increased due to a new fee schedule put in place January 1, 2000.

Security gains of $4,000 and $529,000 were recognized in 2002 and 2001, respectively. Security losses of $3,000 were recognized on sales of securities in 2000.

Non-interest expense increased by 10.7% in 2002, 9.0% in 2001 and 8.8% in 2000. In 2002, the largest increase came in the salaries and employee benefit category. Over $260,000 more in commissions was paid to mortgage loan originators based on loan volumes generated for the year. In addition, health insurance increased $194,000 or 49.8% as insurance premiums increased and the Bank had more participants in the plan during 2002. The other large increase in non-interest expense came in the professional and outside services which increased $374,000. During the fourth quarter of 2002, the Bank hired an outside consulting firm to review selected areas of the Bank looking for potential cost savings, revenue enhancements and efficiency measures. The Bank has implemented a number of recommendations made by the consulting firm and expects to see benefits to both efficiency and net income in 2003.

In 2001, salaries and benefit expenditures increased as additional employees were added in Battle Creek to assist with the commercial and mortgage volumes projected in this region. In addition, over $100,000 more in commissions were paid to mortgage loan originators based on loan volumes generated for the year. Other non interest expenses increased $562,000. $190,000 was charged to earnings to write down impaired assets from cost to market value. In addition, $220,000 was charged to earnings relating to a potential liability arising out of litigation. In February of 2002, the Company resolved the litigation resulting in $60,000 of additional losses to the Company. In February 2003, the Company received an insurance settlement related to this loss of approximately $150,000, net of legal fees.

In 2000, the largest increase came in the professional and outside services category. The Company spent $456,000 in legal and accounting fees in an attempt to merge with Sturgis Bank & Trust. The merger was called off in October of 2000 after Sturgis Bank and Trust did not obtain a fairness opinion from their investment advisors. In 2000, salaries and benefit expenditures increased as a cost of living increase of 2.6% was given to all employees at the beginning of the year. In addition, the loan department employees hired during 1999 were employees for the entire year of 2000 adding to the increase.

Income tax expense was $118,000 in 2002, $875,000 in 2001 and $1,179,000 in
2000. Tax-exempt income continues to have a major impact on the Company's tax expense. The benefit offsetting lower coupon rates on municipal instruments is the nontaxable feature of the income earned on such instruments. This resulted in a lower effective tax rate and reduced federal income tax expense by approximately $305,000 in 2002, $267,000 in 2001 and $288,000 in 2000.

Results of operations can be measured by various ratio analyses. Two widely recognized performance indicators are the return on equity and the return on assets. The Company's return on equity was 4.04% in 2002, 10.47% in 2001 and 15.13% in 2000. The return on average assets was .33% in 2002, .90% in 2001 and 1.16% in 2000.

IMPACT OF INFLATION AND CHANGING PRICES

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, accruing loans past due 90 days or more, and other real estate which includes foreclosures, deeds in lieu of foreclosure and real estate in redemption.

A loan generally is classified as nonaccrual when full collectibility of principal or interest is doubtful or a loan becomes 90 days past due as to principal or interest, unless management determines that the estimated net realizable value of the collateral is sufficient to cover the principal balance and accrued interest. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged to the allowance for loan losses. Nonperforming loans are returned to performing status when the loan is brought current and has performed in accordance with contract terms for a period of time.

The following table sets forth the aggregate amount of nonperforming assets in each of the following categories:

                                                                       December 31
                                                           2002           2001            2000
                                                           ----           ----            ----
                                                                 (Dollars in thousands)
Nonaccrual loans:
  Commercial, financial and agricultural                $   3,600       $   1,853      $    1,759
  Real estate mortgage                                        198              84               -
  Installment                                                   -               -               -
                                                        ---------       ---------      ----------
                                                            3,798           1,937           1,759
Loans contractually past due 90 days or more:
  Commercial, financial and agricultural                        -             510             123
  Real estate mortgage                                        162             223             277
  Installment                                                   9              36              55
                                                        ---------       ---------      ----------
                                                              171             769             455
                                                        ---------       ---------      ----------

Total nonperforming loans                                   3,969           2,706           2,214
Other real estate owned                                     1,016           1,406           1,415
                                                        ---------       ---------      ----------

Total nonperforming assets                              $   4,985       $   4,112      $    3,629
                                                        =========       =========      ==========
Nonperforming loans to year-end loans                       1.69%           1.28%           1.03%
                                                        ========        ========       =========
Nonperforming assets to total assets                        1.55%           1.30%           1.20%
                                                        ========        ========       =========

Nonperforming loans increased in 2002 with the increase coming in nonaccrual commercial, financial and agricultural loans. A number of loans were added to nonaccrual status in 2002 as the economy softened and borrowers experienced financial difficulty.

Nonperforming loans increased in 2001 with the largest increase coming in commercial, financial and agricultural loans contractually past due 90 days or more. In 2001, nonaccrual loans were made up of several commercial and agricultural loans where the borrower experienced severe financial difficulties and therefore became delinquent. Nonperforming loans are subject to continuous monitoring by management and are specifically reserved for in the allowance for loan losses where appropriate. At December 31, 2002, 2001 and 2000, the Company had loans of $9,473,000, $4,507,000 and $2,733,000, which were considered impaired. Of these amounts, $3,008,000, $2,097,000 and $2,733,000 are not past due as of December 31, 2002, 2001 and 2000.

At December 31, 2002, the Company had approximately $5,666,000 in commercial, financial and agricultural loans for which payments are presently current but the borrowers are experiencing certain financial and/or operational difficulties. These loans are subject to frequent management review and their classification is reviewed on a monthly basis.

In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans is dependent to a large extent on the economic environment. In a deteriorating or uncertain economy, management applies more conservative assumptions when assessing the future prospects of borrowers and when estimating collateral values. This may result in a higher number of loans being classified as nonperforming.

PROVISION FOR LOAN LOSSES

In 2002, $2,671,000 was recorded as provision for loan losses compared to $1,250,000 in 2001 and $700,000 in 2000. The provision is charged to income to bring the allowance for loan losses to a level deemed appropriate by management based on the factors discussed under "Allowance for Loan Losses" below.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on regular, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is based on two principles of accounting, Statement of Financial Accountings Standards
(SFAS) No. 5 "Accounting for Contingencies", and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The methodology used relies on several key features, including historical loss experience, specific allowances for identified problem loans and an unallocated allowance.

The historical loss component of the allowance is based on the three and five year historical loss experience for each loan category. The component may be adjusted for significant factors that, in management's opinion, will affect the collectibility of the portfolio. The resulting loss estimate could differ from the losses actually incurred in the future.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific loan credit. These allowances are calculated in accordance with SFAS No. 114.

The unallocated portion of the allowance is based on management's evaluation of conditions that are not directly measured in the historical loss component or specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty. The conditions evaluated in connection with the unallocated allowance include current economic conditions, delinquency and charge off trends, loan volume, portfolio mix, concentrations of credit and lending policies, procedures and personnel.

The allowance is maintained at a level, which in management's opinion, is adequate to absorb probable incurred loan losses in the loan portfolio. While management uses the best information available to make these estimates, future adjustments to allowances may be necessary due to economic, operating or regulatory conditions beyond the Company's control.

The allowance for loan losses was $3,512,000 or 1.50% of loans at December 31, 2002 compared to $2,065,000 or .98% of loans at December 31, 2001. The December 31, 2002 allowance consists of $2,336,000 in the historical loss experience component and specifically allocated reserves, leaving $1,176,000 unallocated. This compares to $1,557,000 and $508,000 at December 31, 2001, respectively. The increase in the historical and specific allocations is attributable to an increase in the historical loss experience as a result of higher charge offs in the last few years and higher non performing loans resulting in higher specific allocations. The increase in the unallocated allowance is the result of a number of factors including the slowing of the economy, increased layoffs and unemployment, a change in the mix of our loan portfolio which shows increasing commercial loans and fewer consumer loans and a higher charge off trend in the last year than the three to five year historical loss experience component would utilize and higher levels of nonperforming and impaired loans.

COMMITMENTS AND OFF-BALANCE SHEET RISK

The Bank maintains off balance sheet financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and standby letters of credit. Loan commitments to extend credit are agreements to lend to a customer at any time, as the customer's needs vary, as long as there is no violation of any condition established in the contract. Letters of credit are used to facilitate customers' trade transactions. Under standby letters of credit agreements, the Bank agrees to honor certain commitments in the event that its customers are unable to do so. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer. These financial instruments are recorded when they are funded.

The following tables represent the Company's contractual obligations and commitments at December 31, 2002:

Contractual Obligations:                                        Payments Due By Period
                                                                ----------------------
                                                   Less than     1 -- 3       4 -- 5       after 5
                                                    1 year        years        years        years        Total
                                                   ---------    ---------    ---------    ---------     --------
FHLB advances                                      $      78    $  20,178    $     191    $     553     $ 21,000
Other borrowing                                        1,606            -            -            -        1,606
Federal funds purchased                                5,000            -            -            -        5,000
Operating leases                                         103          103          103            -          309
                                                   ---------    ---------    ---------    ---------     --------
     Totals                                        $   6,787    $  20,281    $     294    $     553     $ 27,915
Commitments:                                                    Payments Due By Period
                                                                ----------------------
                                                   Less than      1 -- 3       4 -- 5       after 5
                                                    1 year         years        years        years        Total
                                                    ------         -----        -----        -----        -----
Lines of credit                                    $  33,843    $     194    $     831    $   3,605     $ 38,473
Letters of credit                                          -            -            -            -            -
Standby letters of credit                                288            -            -            -          288
                                                   ---------    ---------    ---------    ---------     --------
     Totals                                        $  34,131    $     194    $     831    $   3,605     $ 38,761

REGULATORY MATTERS

Representatives of the Office of Financial and Insurance Services (OFIS) completed an examination at the Company's subsidiary bank using financial information as of June 30, 2002. The purpose of the examination was to determine the safety and soundness of the bank.

Examination procedures require individual judgments about a borrower's ability to repay loans, sufficiency of collateral values and the effects of changing economic circumstances. These procedures are similar to those employed by the Company in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management. The Company's level and classification of identified potential problem loans was not revised significantly as a result of this regulatory examination process.

Management and the Board of Directors evaluate existing practices and procedures on an ongoing basis. In addition, regulators often make recommendations during the course of their examination that relate to the operations of the Company and the Bank. As a matter of practice, management and the Board of Directors consider such recommendations promptly.

NEW ACCOUNTING PRONOUNCEMENTS

New accounting standards for asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishments of debt were issued in 2002. Management has determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and liquidity risk. See Liquidity and Interest Rate Sensitivity above. Business is transacted in U.S. dollars with no foreign exchange rate risk or any exposure to changes in commodity prices.

The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2002 and 2001. The Company had no derivative financial instruments, or trading portfolio, at either date. The expected maturity date values for loans receivable, mortgage-backed securities and investment securities were calculated without adjusting the instrument's contractual maturity date for expectations of prepayments. Expected maturity date values for interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing. Similarly, with respect to its variable rate instruments, the Company believes that repricing dates, as opposed to expected maturity dates may be more relevant in analyzing the value of such instruments and are reported as such in the following table. Company borrowings are also reported based on conversion or repricing dates.

                                                     Principal Amount Maturing in:
                                                                                                           Fair Value
                                    2003       2004     2005     2006      2007     Thereafter    Total     12/31/02
                                    ----       ----     ----     ----      ----     ----------    ----      --------
Rate sensitive assets:
  Fixed interest rate loan        $21,101     $8,522   $8,323   $12,787   $20,358     $1,194     $72,285     $75,201
    Average interest rate            7.95%      8.52%    8.45%     7.98%     7.75%      6.72%       7.90%
  Variable interest rate loans     57,109     12,704   11,133    19,479    12,180     50,359     162,964     162,964
    Average interest rate            5.40       5.62     5.69      5.63      5.73       6.25        5.84
  Fixed interest rate securities   16,692     18,788    6,727     2,535     1,703      2,366      48,811      48,811
    Average interest rate            4.59       4.29     4.30      4.33      4.52       5.46        4.46
  Other interest bearing assets       507                                                            507         507
    Average interest rate            1.06                                                           1.06

Rate sensitive liabilities:
  Interest bearing checking       101,182                                                        101,182     101,182
    Average interest rate            1.26                                                           1.26
  Savings                          34,978                                                         34,978      34,978
    Average interest rate            1.77                                                           1.77
  Time deposits                    51,741     14,099   13,803     2,214     1,910                 83,767      85,419
    Average interest rate            2.83       3.15     3.19      3.57      2.95                   3.57
  Fixed interest rate
   borrowings                      21,684         88       90        94        97        553      22,606      23,728
    Average interest rate            6.37       4.57     4.57      4.57      4.57       4.57        6.29


                                                     Principal Amount Maturing in:
                                                                                                             Fair Value
                                     2002       2003       2004      2005      2006  Thereafter        Total  12/31/01
                                     ----       ----       ----      ----      ----  ----------         ----   --------
Rate sensitive assets:
  Fixed interest rate loans       $11,330     $4,212  $14,555    $7,677   $16,520    $16,747     $71,041     $73,350
    Average interest rate            7.44%      9.01%    8.90%     9.25%     8.39%      8.82%       8.46%
  Variable interest rate loans     40,421      3,103    5,945     8,167    21,191     62,667     141,494     141,494
    Average interest rate            5.66       5.71     5.75      5.84      5.92       7.31        6.65
  Fixed interest rate securities   13,152      7,686   16,531     6,298     3,513     10,318      57,498      57,498
    Average interest rate            4.66       4.88     4.13      4.32      4.02       4.41        4.43
Variable interest rate securities   4,033                                                          4,033       4,033
     Average interest rate
  Other interest bearing assets     8,115                                                          8,115       8,115
    Average interest rate            1.80                                                           1.80

Rate sensitive liabilities:
  Interest bearing checking       104,261                                                        104,261     104,261
    Average interest rate             .89                                                            .89
  Savings                          33,129                                                         33,129      33,129
    Average interest rate            2.27                                                           2.27
  Time deposits                    63,633     12,663    4.772     2,104         6                 83,178      84,806
    Average interest rate            3.99       4.15     4.20      4.21      4.21                   3.57
  Fixed interest rate
   borrowings                      23,588         78       88        90        94        650      24,588      25,927
    Average interest rate            6.47       4.57     4.57      4.57      4.57       4.57        6.39

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

Management of Southern Michigan Bancorp, Inc. has prepared and is responsible for the accompanying financial statements and for their integrity and objectivity. In the opinion of management, the financial statements, which necessarily include amounts based on management's estimates and judgments, have been prepared in conformity with accounting principles generally accepted in the United States of America, on a consistent basis. Management also prepared the other information in the Annual Report and is responsible for its accuracy and consistency with the financial statements.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with the Company's authorizations and policies. Further, such a system provides reasonable assurances as to the integrity and reliability of the financial statements which fairly present financial position and results of operations in conformity with accounting principles generally accepted in the United States of America. Internal accounting controls are augmented by written policies covering standards of personal and business conduct and an organizational structure providing for division of responsibility and authority.

Management monitors the effectiveness of and compliance with established control systems through a continuous program of internal audit and credit examinations and recommends possible improvements thereto. Management believes that, as of December 31, 2002, the Company's system of internal controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

The Board of Directors exercises its responsibility for the financial statements and related information through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management and Crowe, Chizek and Company LLP to assess the scope of the annual audit plan and to review the status of results of audits, including major changes in accounting policies and reporting practices. Crowe, Chizek and Company LLP has direct and confidential access to the Audit Committee to discuss the results of their audits.








John H. Castle
Chief Executive Officer

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SOUTHERN MICHIGAN BANCORP, INC.
                                               (Registrant)



Date:  March 10, 2003                   /s/ John H. Castle
                                        ----------------------------------------
                                        John H. Castle, Chief Executive Officer